Exhibit 10.2

EXPRESS SCRIPTS, INC.

2011 LONG-TERM INCENTIVE PLAN

RESTRICTED STOCK UNIT GRANT NOTICE

FOR NON-EMPLOYEE DIRECTORS

Notice is hereby given of the following award of Restricted Stock Units (the “Award”), which entitles the Grantee to receive one share of the common stock, $0.01 par value per share (“Common Stock”), of Express Scripts, Inc. (the “Company”) for each Restricted Stock Unit pursuant to the following terms and conditions:

• Grantee:

• Grant Date:

• Number of Restricted Stock Units:

• Vesting Schedule: The Restricted Stock Units under the Award shall be vested in accordance with the following vesting schedule:

•

Other Provisions: The Award is granted subject to, and in accordance with, the terms of the Restricted Stock Unit Agreement (the “RSU Agreement”) attached hereto as Exhibit A, including Schedule 1 thereto, and the Express Scripts, Inc. 2011 Long-Term Incentive Plan (the “Plan”).

This Award is granted under, and governed by, the terms and conditions of this Grant Notice, the Plan and the RSU Agreement.

EXPRESS SCRIPTS, INC.

By:
[NAME] [TITLE]

Attachments:

Exhibit A— Restricted Stock Unit Agreement

EXHIBIT A

EXPRESS SCRIPTS, INC.

2011 LONG-TERM INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

FOR NON-EMPLOYEE DIRECTORS

Express Scripts, Inc., a Delaware corporation (“Company”), has granted you (“Grantee”) an award of the number of Restricted Stock Units as set forth on the Grant Notice. Each Restricted Stock Unit shall entitle Grantee to receive one share of Common Stock upon vesting in the future in accordance with, and subject to, the terms and conditions set forth in your Restricted Stock Unit Grant Notice (“Grant Notice”) and this Restricted Stock Unit Agreement (“RSU Agreement”).

The Award is granted pursuant to the Express Scripts, Inc. 2011 Long-Term Incentive Plan, as amended from time to time (the “Plan”), pursuant to which restricted stock units, and other awards, may be granted to Non-Employee Directors of the Company. Except as otherwise specifically set forth herein, all capitalized terms utilized herein (including on Schedule 1 hereto) shall have the respective meanings ascribed to them in the Plan.

The details of your Award are as follows:

l. Grant of Restricted Stock Unit Award. Pursuant to action of the Board and/or a committee authorized by the Board, the Company hereby grants to Grantee an award (the “Award”) of the number of Restricted Stock Units as set forth on the Grant Notice. Each Restricted Stock Unit shall entitle Grantee to receive one share of Common Stock upon vesting in the future in accordance with, and subject to, the terms and conditions described herein.

2. Vesting and Forfeiture.

(a) Time Vesting. The Restricted Stock Units shall vest in one or more installments in accordance with the Vesting Schedule as set forth on the Grant Notice, with the vesting of each installment subject to the Grantee’s continued service as a member of the Board through the applicable vesting date.

(b) Accelerated Vesting. Any Restricted Stock Units which have not yet vested under subparagraph (a) above shall vest or be forfeited in accordance with the provisions of the Plan, and the terms of this Agreement (including Schedule 1 hereto).

(c) Forfeiture of Restricted Stock Units. If Grantee’s service as a member of the Board terminates for any reason, Grantee shall forfeit all rights with respect to any portion of the Award (and the underlying shares of Common Stock) that has not yet vested as of the effective date of the termination, except to the extent such Award vests upon such termination under Section 2(b).

3. Issuance of Common Stock. In accordance with the Vesting Schedule and subject to all the terms and conditions set forth in this Agreement or the Plan, upon an applicable vesting event, but in no event later than thirty (30) days following such event, the Company shall issue and deliver to Grantee the number of shares of Common Stock equal to the number of Restricted Stock Units which have become vested as a result of such event. The Company may, in its sole discretion, deliver such shares of Common Stock (a) by issuing Grantee a certificate of Common Stock representing the appropriate number of shares, (b) through electronic delivery to a brokerage or similar securities-holding account in the name of Grantee, or (c) through such other commercially reasonable means available for the delivery of securities.

4. Incorporation of the Plan by Reference; Conflicting Terms. The Award of Restricted Stock Units pursuant to this Agreement is granted under and expressly subject to, the terms and provisions of the Plan, which terms and provisions are incorporated herein by reference. Grantee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof. In the event of any conflict between the terms of the Plan and the terms of this Agreement, the terms and provisions of the Plan shall govern.

5. Non-Transferability of Restricted Stock Units. The Restricted Stock Units may not be transferred in any manner and any purported transfer or assignment shall be null and void. Notwithstanding the foregoing, upon the death of Grantee, Grantee’s Successor shall have the right to receive any shares of Common Stock that may be deliverable hereunder, provided, that, for such purposes, the terms of the Plan and this Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of Grantee.

6. Ownership Rights. The Restricted Stock Units do not represent a current interest in any shares of Common Stock. Grantee shall have no voting or other ownership rights in the Company arising from the Award of Restricted Stock Units under this Agreement. Notwithstanding the foregoing, unless otherwise determined by the Committee or the Board, and to the extent permitted by the Plan, Grantee shall participate in any cash dividend declared by the Board applicable to shares of Common Stock, which shall entitle Grantee to receive a cash payment for each Restricted Stock Unit, subject to the same Vesting Schedule and restrictions as the underlying Restricted Stock Unit and otherwise payable at the same time shares are issued and delivered to Grantee with respect to the underlying Restricted Stock Unit, in an amount that would otherwise be payable as dividends with respect to an equal number of shares of Common Stock.

7. Adjustments upon Changes in Capitalization or Corporate Acquisitions. Should any change be made to the Common Stock by reason of any Fundamental Change, divestiture, distribution of assets to stockholders (other than ordinary cash dividends), reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, stock combination or exchange, rights offering, spin-off or other relevant change, appropriate adjustments shall be made to the total number and/or class of securities subject to this Award in order to reflect such change and thereby preclude a dilution or enlargement of benefits hereunder.

8. Board Discretion. This Award has been made pursuant to a determination made by the Board and/or one or more committees of the Board (as delegated by the Board). Notwithstanding anything to the contrary herein, and subject to the limitations of the Plan, the Board or its delegated committee(s) shall have plenary authority to: (a) interpret any provision of this Agreement or the Award; (b) make any determinations necessary or advisable for the administration of this Agreement or the Award; (c) make adjustments as it deems appropriate to the aggregate number and type of securities available under this Agreement to appropriately adjust for, and give effect to, any Fundamental Change, divestiture, distribution of assets to stockholders (other than ordinary cash dividends), reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, stock combination or exchange, rights offering, spin-off or other relevant change; and (d) otherwise modify or amend any provision hereof, or otherwise with respect to the Award, in any manner that does not materially and adversely affect any right granted to Grantee by the express terms hereof, unless required as a matter of law, subject to the limitations stated in the Plan.

9. Tax Withholding. To the extent applicable and required by law, the Company shall withhold from Grantee’s compensation any required taxes, including social security and Medicare taxes, and federal, state and local income tax, with respect to the income arising from the vesting or payment in respect of any Restricted Stock Units under this Agreement. The Company shall have the right to require the payment of any such taxes before delivering any shares of Common Stock upon the vesting of any Restricted Stock Unit. Grantee may elect to have any such withholding obligations satisfied by: (i) delivering cash; (ii) delivering part or all of the withholding payment in previously owned shares of Common Stock; and/or (iii) irrevocably directing the Company to reduce the number of shares that would otherwise be issued to Grantee upon the vesting of the Award by that number of whole shares of Common Stock having a fair market value, determined by the Company, in its sole discretion, equal to the amount of tax required to be withheld, but not to exceed the Company’s required minimum statutory withholding. Absent a specific election to the contrary by Grantee, such withholding obligations shall be satisfied pursuant to the method described in phrase (iii) of the preceding sentence.

10. Electronic Delivery. The Company may choose to deliver certain statutory or regulatory materials relating to the Plan in electronic form, including without limitation securities law disclosure materials. Without limiting the foregoing, by accepting this Award, Grantee hereby agrees that the Company may deliver the Plan prospectus and the Company’s annual report to Grantee in an electronic format. If at any time Grantee would prefer to receive paper copies of any document delivered in electronic form, the Company will provide such paper copies upon written request to the Investor Relations department of the Company.

11. No Right to Continued Service on the Board. Nothing in this Agreement shall be deemed to create any limitation or restriction on or otherwise affect such rights as the Company, the stockholders of the Company, or the Board otherwise would have to remove Grantee from the Board, to exclude Grantee from any slate of nominees for election to the Board, or to otherwise terminate Grantee’s service on the Board at any time for any reason.

12. Entire Agreement. This Agreement, including Schedule 1 hereto, and the Plan contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations between the parties.

13. Governing Law. To the extent federal law does not otherwise control, this Agreement shall be governed by the laws of Delaware, without giving effect to principles of conflicts of laws.

14. Compliance with Section 409A of the Internal Revenue Code. The Award is intended to comply with section 409A of the Code to the extent subject thereto, and shall be interpreted in accordance with section 409A of the Code and treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Grant Date. Notwithstanding any provision in the Plan, this Agreement or any other applicable Agreement to the contrary, no payment or distribution under this Agreement that constitutes an item of deferred compensation under section 409A of the Code and becomes payable by reason of Grantee’s termination of employment or service with the Company shall be made to Grantee until such termination of employment or service constitutes a separation from service within the meaning of section 409A of the Code. For purposes of this Award, each amount to be paid or benefit to be provided shall be construed as a separate identified payment for purposes of section 409A of the Code. Notwithstanding any provision in the Plan, this Agreement or any Applicable Employment Agreement to the contrary, and to the extent necessary to avoid the imposition of taxes under section 409A of the Code, (a) if Grantee is a specified employee within the meaning of section 409A of the Code, Grantee shall not be entitled to any payments upon a termination of employment or service until the earlier of: (i) the expiration of the six (6)-month period measured from the date of Grantee’s separation from service or (ii) the date of death; and (b) no Change in Control shall be deemed to have occurred hereunder unless such Change in Control constitutes a change in control event for purposes of section 409A of the Code. Upon the expiration of the applicable waiting period set forth in the preceding sentence, all payments and benefits deferred pursuant to this Section 14 (whether they would have otherwise been payable in a single lump sum or in installments in the absence of such deferral) shall be paid to Grantee in a lump sum as soon as practicable, but in no event later than sixty (60) calendar days, following such expired period, and any remaining payments due under this Award will be paid in accordance with the normal payment dates specified for them herein. Notwithstanding any provision of the Plan, this Agreement or any Applicable Employment Agreement to the contrary, in no event shall the Company or any affiliate be liable to Grantee on account of an Award’s failure to (i) qualify for favorable U.S. or foreign tax treatment or (ii) avoid adverse tax treatment under U.S. or foreign law, including, without limitation, section 409A of the Code.

SCHEDULE 1

TERMINATION AND CHANGE IN CONTROL PROVISIONS UNDER THE

EXPRESS SCRIPTS, INC. 2011 LONG-TERM INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

FOR NON-EMPLOYEE DIRECTORS

    I. Termination of Service of Non-Employee Director

(A) Generally. Except as provided herein, if Grantee’s service as a member of the Board terminates, then any Restricted Stock Units that have not vested as of the date of such termination shall terminate as of such date, and such unvested Restricted Stock Units shall be forfeited to the Company without payment therefor.

(B) Death or Disability. If Grantee’s service as a member of the Board terminates on account of death or Disability, Grantee shall vest in a number of Restricted Stock Units, to the extent outstanding, pro-rated for the portion of the period from the Date of Grant (as set forth on the Grant Notice) through the last vesting date on the Vesting Schedule set forth on the Grant Notice during which Grantee served as a member of the Board. As soon as practicable, the Company shall issue and deliver to Grantee the number of shares of Common Stock equal to the number of vested Restricted Stock Units (subject to any reductions for tax withholding or otherwise) calculated pursuant to the preceding sentence.

(C) Retirement. The termination of Grantee’s service as a member of the Board after attainment of age 65 for any reason other than death or Disability shall be considered a Retirement, subject to the following:

1.	Tenured Retirement. After attainment of age 70, Grantee’s Retirement shall be deemed to be a “Tenured Retirement”. Upon a Tenured Retirement, Grantee shall vest in all of the Restricted Stock Units then outstanding. As soon as practicable following such termination of service, the Company shall issue and deliver to Grantee the number of shares of Common Stock equal to the number of vested Restricted Stock Units (subject to any reductions for tax withholding or otherwise).

2.	Early Retirement. If Grantee has attained the age of 65, but not age 70, and has at least ten years of service on the Board, then Grantee’s Retirement shall be deemed to be an “Early Retirement”. Upon an Early Retirement, the following shall occur:

(a)	for any Restricted Stock Units then outstanding, a pro-rata portion thereof (determined as set forth below) shall vest immediately, and, as soon as practicable following such vesting, the Company shall issue and deliver to Grantee the number of shares of Common Stock equal to the number of such vested Restricted Stock Units;

(b)	the pro-rata portion of the Restricted Stock Units that shall vest under the preceding paragraph shall be a percentage which is equal to (i) the number of full months served by Grantee past age 65, divided by (ii) 60. The remaining portion of the Restricted Stock Units which are not eligible for vesting under the preceding paragraph shall be forfeited to the Company without payment upon Retirement.

3.	Death or Disability While Eligible for Retirement. If Grantee’s service as a member of the Board terminates because of his or her death or Disability and, at the time of such termination of service Grantee would have been eligible for either a Tenured Retirement or an Early Retirement, the Restricted Stock Units shall be treated as if Grantee’s service had terminated due to such applicable form of Retirement (rather than due to death or Disability, as applicable) if such treatment would result in a greater number of Restricted Stock Units becoming vested.

4.	Standard Retirement. Any Retirement that is not either a Tenured Retirement or an Early Retirement shall be deemed to be a Standard Retirement, which shall be treated in accordance with Section I(A) above.

    II. Change in Control

(A)	Acceleration of Vesting Upon Change in Control

(i) Acceleration of Vesting. Upon the occurrence of a Change in Control, the Restricted Stock Units shall, to the extent outstanding, vest in full.

(ii) Company Payment. Upon the occurrence of a Change in Control transaction, on the Change in Control Date the Restricted Stock Units still outstanding shall be automatically cancelled without further action by the Company or the Grantee, and the Company shall provide payment in connection with such cancellation at a per share price equal to the number of such Restricted Stock Units multiplied by the Change in Control Price (as defined below). The Change in Control Price shall mean the value, expressed in dollars, as of the date of receipt of the per share consideration received by the Company’s stockholders whose stock is acquired in a transaction constituting a Change in Control. In case such all or part of such consideration shall be in a form other than cash, the value of such consideration shall be as determined in good faith by a majority of the Board of Directors based on a written opinion by a nationally recognized investment banking firm, whose determination shall be described in a statement furnished to Participants.